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                                                                   EXHIBIT 23.3

                           DEGOLYER AND MACNAUGHTON
                               ONE ENERGY SQUARE
                              DALLAS, TEXAS 75206

                                 June 12, 1997

The Wiser Oil Company
8115 Preston Road, Suite 400
Dallas, Texas 75225

Gentlemen:

  We hereby consent to the references to our firm and to our reserves estimates in the Annual Report on Form 10-K (the Annual Report) of the Wiser Oil Company (the Company) for the year ended December 31, 1996, and in the Registration Statement on Form S-4 (the Registration Statement) relating to the Company's offer to exchange its 9 1/2% Senior Subordinated Notes due 2007 for any and all of its outstanding 9 1/2% Senior Subordinated Notes. Our estimates of the oil, condensate, natural gas liquids (shown collectively as "Oil and NGL"), and natural gas reserves of certain properties owned by the Company are contained in our reports entitled "Appraisal Report as of December 31, 1996 on Certain Properties owned by the Wiser Oil Company--Proved Reserves" and "Appraisal Report as of December 31, 1996 on Certain Properties owned by Maljamar Wiser Inc." Reserves estimates from our reports are included in the sections in the Registration Statement entitled "Business and Properties--Principal Oil and Gas Properties," "Business and Properties--Oil and Gas Reserves," and "Supplemental Financial Information for the years ending December 31, 1996, 1995 and 1994 (unaudited)--Estimated Quantities of Oil and Gas Reserves (unaudited)." Also included in the third section mentioned above are reserves estimates from our "Appraisal Report as of December 31, 1994 on Proved and Probable Reserves of Certain Properties owned by the Wiser Oil Company" and our "Appraisal Report as of December 31, 1995 on Certain Properties owned by the Wiser Oil Company--Proved Reserves." In the sections "Prospectus Summary--Summary Reserve and Production Data" and "Business and Properties--Oil and Gas Reserves," estimates of reserves, revenue, and discounted present worth set forth in our abovementioned reports have been combined with estimates of reserves, revenue, and discounted present worth prepared by another petroleum consultant. We are necessarily unable to verify the accuracy of the reserves, revenue, and present worth values contained in the Annual Report and in the Registration Statement when our estimates have been combined with those of another firm. Additionally, we hereby consent to the incorporation by reference in the Registration Statement of references to our firm and to our reserves estimates included in the Annual Report. We further consent to the specific references to DeGolyer and MacNaughton as the independent petroleum engineering firm in certain of the aforementioned sections of the Annual Report and the Registration Statement and in the "Experts" section of the Registration Statement.

                                          Very truly yours,

                                          /s/ DeGolyer and MacNAUGHTON

                                          DeGOLYER and MacNAUGHTON